EXHIBIT 99.3
						      Nutek, Inc.
						      6330 McLeod Drive, Suite 1
						      Las Vegas, NV 89120


				Notification Letter to NASD

October 20, 2003

Jennifer A. Fainer
The Nasdaq Stock Market
Dividend Department
VIA FAX: 203-385-6381

Dear Ms. Fainer,

Thank you for your email earlier today. Below is the requested information regarding the planned dividend to Nutek Inc.'s shareholders.

   1.  Record Date:       October 31, 2003
   2. Payment Date: Our intention is to begin processing and mailing shares to our shareholders within 10 business days from the record date. The shares will be mailed to the beneficial owners of record according to our transfer agent. The shareholders are not required to do anything in order to receive their shares.
   3. Ratio of the distribution: 300:1 For every 300 shares of Nutek Inc. the shareholder owns, they will receive 1 share of the subsidiary's common stock. Fractional shares will not be issued.
   4. The spin-off shares are not registered with the SEC, but will be considered free trading and transferable. The spin-off shares are for a privately owned company and thus the shareholders will receive a stock certificate representing their ownership in the company.
   5. We are not waiting for effectiveness from the SEC related to the shares of this company, as we have not yet filed any documentation to have its shares publicly traded.
   6.  Transfer Agent:    Lori Livingston, Transfer Online, 503-227-2950

Please contact me if you have any questions related to this matter or need further information.

Best regards,
Nutek Inc.


/s/ Jason F. Griffith, CPA

Jason F. Griffith, CPA
Chief Financial Officer